Exhibit 12

                        CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($ in millions)


                                                               For the Nine                        October 1, 2000
                                                               Months Ended      June 2 through        through
                                                              June 30, 2002      June 30, 2001       June 1, 2001
                                                              -------------      -------------       ------------
                                                                                  (successor)       (predecessor)

Net (loss) income ...........................................    $(6,109.9)       $  241.4              $ 71.2
Provision for income taxes . ................................        247.5           180.1                53.2
                                                                 ---------        --------              ------
Loss earnings before provision for income taxes .............     (5,862.4)          421.5               124.4
Fixed charges:
   Interest and debt expense on indebtedness ................      1,091.5         1,674.9               161.8
   Minority interest in subsidiary trust holding solely
      debentures of  the Company . ..........................         12.5            12.8                 1.6
   Interest factor-one third of rentals on real and
      personal properties ...................................         11.7            11.9                 1.5
                                                                 ---------        --------              ------
Total fixed charges . .......................................      1,115.7         1,699.6               164.9
                                                                 ---------        --------              ------
Total (loss) earnings before provision for income taxes and
   fixed charges ............................................    $(4,746.7)       $2,121.1              $289.3
                                                                 =========        ========              ======
Ratios of earnings to fixed charges .........................           (1)          1.25x               1.75x

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(1)   Earnings were insufficient to cover fixed charges by $5,862.4 million in the nine months ended June 30, 2002. Earnings for the nine months ended June 30, 2002 included a goodwill impairment charge of $6,511.7 million in accordance with SFAS 142, Goodwill and Other Intangible Assets."